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                                                                   EXHIBIT 10.15



                      [COMPUTRON SOFTWARE, INC. LETTERHEAD]



March 6, 1997

Mr. Joseph Esposito
4 Shadow Ridge Court
Holmdel, NJ  07733

Dear Joseph,

                  Per our conversation, the following are the terms and conditions in connection with your separation without cause from Computron Software Inc., to be effective March 24, 1997. What follows are items/issues in connection with your separation, and most importantly, your ongoing support of the Computron organization.

                  1) Severance Pay - you will receive severance pay from Computron for an additional twelve (12) months following your termination date of March 24, 1997 (total amount of severance equals $200,000). This amount will be paid out in regular semi-monthly installments and will be processed in keeping with regular payroll procedures.

                  2) Transition Period - you will provide me with reasonable support during a period of not more than 45 days starting March 24, 1997. This is intended to insure a smooth transition of your activities and responsibilities to include: closing business with prospects, communicating with employees, etc. Your voice mail will remain active for a period of three (3) months following your termination.

                  3) Benefits - your medical, dental, vision and prescription coverage are eligible for continuation under COBRA for 18 months beyond your termination date. The company will pay the cost of COBRA coverage for a period of 12 months for family coverage that was in force at the time of termination. You will receive under separate cover information regarding your rights under COBRA, including costs. In addition, you will be eligible to continue contributions to the 401(k) plan during your severance period, and receive all the benefits of such plan. All other insurance related benefits, including LTD and life will terminate effective March 24, 1997 per the terms of the individual plans, as will all other benefits not specifically covered in this letter.
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Joseph Esposito
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                  4) Stock Options - you will retain rights to your original incentive stock option grant of 180,000 (post-split) shares, as follows: at termination, you were 50% vested in such shares (90,000); as of October 3, 1997 you will vest in an additional 45,000 shares; at March 24, 1998 your remaining 45,000 will vest and all outstanding options not exercised by you will be converted to non-qualified options.

                  5) Vacation Pay - you will receive pay for 25 vacation days earned but not used as of your termination date. This will be paid to you on the March 31, 1997 paydate.

                  6) Contingent Severance - you will be eligible for the following:

                     $20,000 bonus which has been earned and is payable on March 15, 1997 ($10,000 bonus for Federal Express and $10,000 for 1st Qtr)

                     $30,000 bonus for AIG when deal is closed and contract is signed by customer. No bonus will be due or payable if contract closes after June 30, 1997 (payment will be made within 10 days of signing).

                     $20,000 bonus for Inchcape when deal is closed and contract is signed by customer. No bonus will be due or payable if contract closes after June 30, 1997 (payment will be made within 10 days of signing).

                  7) Relocation Expense - you will be provided with $24,000 towards relocation back to Atlanta. This amount will be paid to you on March 31, 1997. It will be your responsibility to provide our accounts payable department with receipts for your relocation expenses including expenses associated with the sales, purchase, moving and other misc. expenses. In the absence of such receipts at December 31, 1997, we will be forced to issue a 1099 to you for the unsupported amount.

                  8) Personal Computer - you may retain the personal computer issued to you, at no cost to you.

                  9) Expenses - you will receive payment of all outstanding expenses through March 24, 1997, as well as any additional expenses incurred while conducting business on behalf of the company during the transition period. All expenses will be subject to normal review and approval processes.
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Joseph Esposito
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                  10) Disparagement - you and the company agree that neither party shall make any statements, whether oral or in writing, that would tend to disparage or defame you, the company, its products, services or employees.

                  11) Non Compete - you agree that for a period of one year after separation from the company that you will not directly or indirectly own, manage, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, a business or enterprise which competes with the company's operations (Financial, Workflow, COLD software sales).

                  12) Non-solicitation - you agree that for a period of one year following separation from the company that you will not, directly or indirectly, solicit business, directly or indirectly for like or competitive Financial, Workflow, COLD software products only, from any person or entity to whom the company has sold its services during the two years preceding separation, nor shall the employee contact, communicate with or solicit any employee of the company with the intent, purpose or effect of inducing or encouraging said employee to leave the employ of the company or to breach other obligations to the company.

                  13) Directors and Officers liability coverage - in regard to the outstanding class action lawsuit, a joint defense will continued to be provided by the company at the company's expense if you are brought into the class action for any reason. The company also agrees to reimburse you for any legal fees, if required, to address any class action/SEC related issues.

                  Upon execution of this agreement, it is mutually agreed that the separation will be jointly communicated to management. All other communications, internal and external, will be mutually agreed upon with respect to date, time, audience and content.

                  You understand and acknowledge that if you do not abide with the terms of this severance agreement, the company reserves the right to cancel this agreement and you will therefore forfeit any remaining compensation, privileges, benefits, etc. furnished hereunder by Computron.


Agreed to:


/s/ John Rade              3/6/97           /s/ Joseph Esposito        3/6/97
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John Rade                  Date             Joseph Esposito            Date